Exhibit 10.5

PROMISSORY NOTE

$60,000

Dated: April 23, 2002	At: South El Monte, California

                FOR VALUE RECEIVED, the undersigned LEE PHARMACEUTICALS, INC., a California corporation with its principal place of business located at 1444 Santa Anita Avenue, South El Monte, California 91733 (“Maker”) promises to pay to the order of U.S. DERMATOLOGICS, INC., with its principal place of business located at 133 Franklin Corner Road, Lawrenceville, New Jersey 08648, the principal sum of Sixty Thousand Dollars ($60,000) (the “Principal Sum”), with interest thereon at the simple annual rate equal to the highest prime rate published in the Wall Street Journal during the month preceding the month in which the interest payment is due and continuing until the entire outstanding amount of the Principal Sum shall have been paid in full, but in no case more than is permitted by relevant law, to be paid in lawful money of the United States of America, at Lender’s address set forth above or such other place as Lender may from time to time designate in writing.  All references to Lender in this Note shall be deemed to mean and include the original holder and any subsequent holder hereof Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Loan Documents (as defined in Section 2 hereof).

                1.             Payment of Principal and Interest.  The Principal Sum shall be repaid in twenty equal monthly installments of principal in the amount of Three Thousand Dollars ($3,000) each, plus interest, commencing on June 15, 2002 and continuing until paid in full.  Payment of all sums under this Note shall be made by the Maker to the Lender by Maker’s check or by wire transfer.  Whenever any payment under this Note or under any agreement, document, or instrument required hereunder is to be made by the Maker on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest.  “Business Day” means any day other than a day on which banks located in Los Angeles, California, and New York, New York are required or are authorized by law or by executive order to close.

                2.             Loan Documents.  This Note, together with all other documents now or at any time hereafter creating, evidencing or securing the indebtedness evidenced by this Note, including a Guarantee of Ronald G. Lee, a principal shareholder of Maker (the “Guarantor”), in favor of Lender, both of even date, are herein referred to collectively as the “Loan Documents.”  The amount due under this Note may be reduced as provided for in the Loan Documents.

                3.             Prepayment Rights.  Maker shall have the right to prepay at any time and from time to time all or any portion of the entire balance of the Principal Sum then due of this Note and interest thereon, together with all other indebtedness evidenced hereby, without penalty, provided that Lender shall have received at least ten (10) days prior written notice of prepayment and Maker shall pay all accrued and unpaid interest thereon and all other fees and costs, if any, due to Lender under this Note.  Any partial prepayment will be applied first against any fees or charges due under the Loan Documents, if applicable, and then against accrued and unpaid interest and then against the Principal Sum of this Note.  No partial prepayment will excuse any further payment of any of the Principal Sum or interest as long as any amounts remain unpaid.

                4.             Default Provisions.  Regardless of the other terms of this Note, the occurrence of any of the following events (each, an “Event of Default”), at the option of Lender, upon written notice to the Maker, may terminate any obligation on part of Lender to continue this Note and may declare the Principal Sum outstanding (determined as of the date Lender first exercises its rights under this Section 4 in connection with such event or events), with all other sums outstanding under or in respect of this Note and the Loan Documents, immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, except as herein above and hereinafter specified.

                                (a)           Nonpayment.  Maker shall fail to pay, within ten (10) Business Days of a due date, any installment of the Principal Sum or interest under this Note in accordance with the terms hereof;

                                (b)           Voluntary Petition.  Maker or the Guarantor shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of or relating to debtors;

                                (c)           Involuntary Petition.  The involuntary petition shall be filed under any bankruptcy statute against Maker or the Guarantor, or a custodian, receiver, trustee, assignee for the benefit of creditors (or the similar official) shall be appointed to take possession, custody, or control of the properties of Maker or the Guarantor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) Business Days from the date of said filing or appointment.

                                (d)           Suspension of Business.  Maker shall voluntarily suspend its business for more than twenty (20) Business Days in any forty-five (45) Business Day period unless such suspension is the result of acts of God, interruption of power, strikes, or work stoppage or government action.

                Any declaration made pursuant to this Section 4 to accelerate payment of all of the Principal Sum and related interests, is subject to the condition that, if at any time after the Principal Sum shall become due and payable, and before judgment or decree for the payment of moneys so sue, or any thereof, shall have been entered, all arrears of the Principal Sum and interest upon this Note (except that the Principal Sum which by such declaration shall have become payable) shall have been paid, and every Event of Default shall have been made good, waived or cured, then such declaration and its consequences shall be rescinded and annulled; but no such recission or annulment shall extend to or affect any subsequent Event of Default or impair any consequences thereon.

                5.             Payment of Collection Costs.  Maker agrees to pay on demand to Lender (a) all reasonable costs, expenses, and attorneys’ and paralegal fees incurred by Lender in connection with the administration of this Note and any Loan Document (but not the original preparation and negotiation thereof) and (b) all reasonable costs, expenses and attorneys’ fees incurred by Lender in connection with the reasonable preservation of Lender’s rights under, and the enforcement of, this Note and any Loan Document and in connection with any refinancing or restructuring of the loan in the nature of a “work-out”, whether or not litigation is involved.  Any amounts under this Note or any Loan Document not paid when due shall bear interest at a default interest rate equal to the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum amount permitted under applicable law.

                6.             Indemnification.  Maker shall indemnify Lender against and defend and hold Lender harmless from, any and all claims, obligations, liabilities, losses, damages, penalties, actions, suits, costs and expenses (including attorneys’ fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against Lender in any way relating to, or arising out of or in connection with, this loan and the conduct or operation of Maker’s business, other than claims against Lender based on the willful misconduct or gross and active negligence of Lender.

                7.             Non-Waiver of Certain Rights of Holder.  Any failure by the holder hereof to insist upon the strict performance of any of the terms and provisions of this Note or of any of the other Loan Documents shall not be deemed to be a waiver of any of the terms and provisions hereof or thereof and the holder hereof, notwithstanding any such failure, shall have the rights thereafter to insist upon the stricy performance by Maker of any and all of the terms and provisions of this Note and the other Loan Documents.

                8.             Invalidity of Provisions.  In the event that any one or more of the provisions contained in this Note or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note or any of the other Loan documents, and each term and provision of this Note and the other Loan documents shall be valid and enforceable to the fullest extent permitted by law.

                9.             Amendments Must Be in Writing.  This Note may not be changed orally, but only by an agreement in writing signed by Maker and Lender.

                10.           Governing Law.  This Note is to be construed according to the laws of the

 State of New York without regard to conflicts of laws, and shall be binding upon and inure to the benefit of Maker and Lender and their respective successors and assigns.

                11.           Captions.  The captions of this Note are for convenience only and shall neither limit nor enlarge the provisions hereof.

                12.           Integration.  This Note and the Loan Documents integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions, and provisions of this Note and any such agreement, document or instrument, the terms, conditions and provisions of this Note shall prevail (except for any provision of the Loan Documents providing for the reduction of the Principal Sum due under this Note).

                Executed as of the day and year first above written.

LEE PHARMACEUTICALS, INC.

By:	RONALD G. LEE
Ronald G. Lee

Title: President and CEO